Exhibit 99.1
VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., Reports Fourth Quarter 2014 Cash Distributions and Financial and Operating Results

MIDLAND, Texas, February 17, 2015 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) ("Viper" or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) ("Diamondback"), today announced financial and operating results for the fourth quarter ended December 31, 2014.

Highlights

•	Cash distribution of $0.25 per unit was declared for the three months ended December 31, 2014.

•	Net income was $10.8 million and Adjusted EBITDA (as defined below) was $20.1 million, for the three months ended December 31, 2014.

•	Viper had no debt and an undrawn revolving credit facility of $110 million as of December 31, 2014.

•	Fourth quarter 2014 production increased 24% to 4,160 boe/d from Q3 2014 production of 3,366 boe/d.

Cash Distributions
Viper previously announced that the Board of Directors of its general partner has declared a cash distribution for the three months ended December 31, 2014 of $0.25 per unit, payable on February 27, 2015, to unitholders of record at the close of business on February 20, 2015.

Production Update
As previously reported in Viper’s interim operational update, production attributable to Viper’s mineral interests was 382.7 Mboe, or 4,160 boe/d for the fourth quarter of 2014, as compared to 309.7 Mboe, or 3,366 boe/d for the third quarter of 2014. The production mix was comprised of 79% oil, 12% natural gas liquids and 9% natural gas in the fourth quarter of 2014.
“For our second quarter as a public company, Viper declared a $0.25 distribution to its unitholders, representing a 5% yield when annualized based on the closing price for Viper’s common units on February 13, 2015. Despite the challenging commodity environment, our fourth quarter distribution matched that of our third quarter due to 24% production growth during the quarter. As a reminder, Viper’s high quality mineral interest asset base does not require us to make any capital expenditures or pay lease operating expenses, which results in more cash available for distribution. We continue to expect the operators of our acreage in Spanish Trail to operate three horizontal rigs throughout the year as it has some of the best economics in one of the highest return basins,” stated Travis Stice, Chief Executive Officer of Viper.

Reserves
Ryder Scott Company, L.P. prepared Viper's estimated proved reserves as of December 31, 2014. Reference prices of $94.99 per barrel of oil, $4.35 per MMcf of natural gas and $44.84 per barrel of natural gas liquids were used in accordance with applicable rules of the Securities and Exchange Commission. Realized prices with applicable differentials were $87.33 per barrel of oil, $5.12 per MMcf of natural gas and $27.87 per barrel of natural gas liquids.
Proved reserves at year-end 2014 of 18.5 MMboe represent an 80% increase over year-end 2013 reserves. These proved reserves have a PV-10 value of approximately $549 million.
Proved developed reserves increased by 90% to 10.2 MMboe as of December 31, 2014 reflecting continued horizontal development by the operators of Viper’s acreage. Horizontal wells now represent 58% of Viper's proved developed reserves and 80% of the Company's proved undeveloped reserves. Crude oil represents 69% of Viper's total proved reserves.
Net proved reserve additions of 9.3 MMboe resulted in a reserve replacement ratio of 843% (defined as the sum of extensions, discoveries, revisions and purchases, divided by annual production). The organic reserve replacement ratio was 818% (defined as the sum of extensions, discoveries, and revisions, divided by annual production).
Positive extensions and discoveries of 9.9 MMboe are primarily attributable to Wolfcamp B and Lower Spraberry development on Viper’s acreage. Extensions and discoveries also include the Middle Spraberry, which has been successfully tested in three wells on our acreage. Horizontal development of Viper’s acreage has caused its operators to defer development of vertical well inventory. We believe the operators currently do not plan to drill some of the previously recorded vertical proved undeveloped ("PUD") locations in a time frame consistent with the SEC’s five year PUD rule. As such, 0.7 MMboe of PUD reserves were moved out of the proved category and into the probable category. These revisions constitute the majority of Viper's revisions to previous estimates.

	Oil (Bbl)	Gas (Mcf)	Liquids (Bbl)	BOE
Proved Reserves at December 31, 2013	7,218,080	11,261,585	1,175,123	10,270,134
Revisions of Previous Estimates	(693,596)	(1,795,981)	112,368	(880,558)
Extensions and Discoveries	6,937,134	9,831,241	1,370,291	9,945,965
Purchases of Reserves-In-Place	225,217	346,123	0	282,904
Production	(856,541)	(648,808)	(144,074)	(1,108,750)
Proved Reserves at December 31, 2014	12,830,294	18,994,160	2,513,708	18,509,695

As the owner of mineral interests, Viper incurred no exploration and development costs during the year ended December 31, 2014. The Company incurred $57.7 million in acquisition costs during the period.

	Year Ended December 31, 2014	Period From Inception Through December 31, 2013

	(unaudited; in thousands)
Acquisition costs
Proved properties	$10,879	$200,309
Unproved properties	$46,810	$247,725
Total	$57,689	$448,034

Full Year 2015 Guidance
As previously announced, Viper forecasts that production in 2015 attributable to its mineral interests will average between 4.2 and 4.5 Mboe/d. The Company expects depreciation, depletion and amortization expense (“DD&A”) to range between $20.00 and $22.00/boe with cash general and administrative expense (“G&A”) of $1.00 to $2.00/boe and non-cash unit-based compensation of $2.00 to $3.00/boe. Production and ad valorem taxes are expected to be 7.5% of revenue. As a reminder, Viper does not incur lease operating or capital expenses.

Viper Energy Partners

Total Net Production – MBoe/d	4.2 – 4.5

Unit costs ($/boe)
Lease Operating Expenses	$0.00
DD&A	$20.00-$22.00
G&A
Cash G&A	$1.00-$2.00
Non-Cash Unit-Based Compensation	$2.00-$3.00

Production and Ad Valorem Taxes (% of Revenue) (a)	7.5%

Capital Budget ($ - Million)
2015 Capital Spend	$0.0
a - Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

Conference Call
Diamondback and Viper will host a joint conference call and webcast for investors and analysts to discuss their respective results for the quarter ended December 31, 2014 on Wednesday, February 18, 2015 at 9:00 a.m. CT. Participants should call (877) 440-7573 (United States/Canada) or (253) 237-1144 (International) and utilize the confirmation code 75840964. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 75840964. The recording will be available from 12:00 p.m. CT on Wednesday, February 18, 2015 through Monday, February 23, 2015 at 10:59 p.m. CT. A live broadcast of the earnings conference call will also be available via the internet at www.diamondbackenergy.com under the “Investor Relations” section of the site. The webcast will be archived on the site.

About Viper Energy Partners LP

Viper Energy Partners LP (NASDAQ:VNOM) is a limited partnership formed by Diamondback Energy, Inc. (NASDAQ:FANG) to own, acquire and exploit oil and natural gas properties in North America, with an initial focus on the Permian Basin.

About Diamondback Energy, Inc.

Diamondback Energy, Inc. (NASDAQ:FANG) is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback's activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork and Cline formations.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited; in thousands, except per unit data)

	Three Months Ended		Twelve Months Ended
	December 31,	September 30,	December 31,
	2014	2014	2014
Statements of Operations Data:
Operating Results:
Royalty income	$ 21,898	$ 22,767	$ 77,767

Costs and Expenses:
Production and ad valorem taxes	1,586	1,478	5,377
Depletion	7,999	7,971	27,601
General and administrative expenses	1,663	1,250	3,198
General and administrative expenses - related party	125	893	1,174
Total costs and expenses	11,373	11,592	37,350

Income from operations	10,525	11,175	40,417

Other income (expense)
Interest expense, net of capitalized interest	(170)	(317)	(487)
Interest expense, related party, net of capitalized interest	0	0	(10,755)
Other income	448	11	459
Total other income (expense), net	278	(306)	(10,783)

Net income	$ 10,803	$ 10,869	$ 29,634

Allocation of net income:
Net income attributable to the period through June 22, 2014			$ 7,021
Net income attributable to the period June 23, 2014 through December 31, 2014			22,613
			$ 29,634

Net income attributable to limited partners per unit(1):
Basic	$ 0.14	$ 0.14	$ 0.29
Diluted	$ 0.14	$ 0.14	$ 0.29

Weighted average number of limited partner units outstanding:
Basic	79,705	77,618	78,090
Diluted	79,715	77,235	78,102

(1) For the period from June 23, 2014 through December 31, 2014

	Viper Energy Partners LP
	Selected Operating Data
	(unaudited; in thousands, except per BOE data)

		Three Months Ended		Twelve Months Ended
		December 31,	September 30,	December 31,
		2014	2014	2014
	Production Data:
	Oil (Bbls)	302,867	233,971	856,541
	Natural gas (Mcf)	209,900	199,877	648,808
	Natural gas liquids (Bbls)	44,864	42,410	144,074
	Oil Equivalents (1)(2) (boe)	382,714	309,694	1,108,750
	Average daily production(2) (boe/d)	4,160	3,366	3,038
	% Oil	79%	75%	77%

	Average sales prices:
	Oil, realized ($/Bbl)	$ 66.40	$ 88.69	$ 82.98
	Natural gas realized ($/Mcf)	3.84	4.07	4.18
	Natural gas liquids ($/Bbl)	21.89	28.37	27.59
	Average price realized ($/BOE)	57.22	73.51	70.14

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)	The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income plus interest expense, net of capitalized interest, unit-based compensation expense and depletion. Adjusted EBITDA is not a measure of net income (loss) as determined by United States’ generally accepted accounting principles, or GAAP. Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of Viper’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the board of directors of Viper’s general partner may deem appropriate. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution to the GAAP financial measure of net income.

Viper Energy Partners LP
(unaudited; in thousands, except per unit data)

	Three Months	Period From June 23, 2014
	Ended	through
	December 31, 2014	September 30, 2014

Net income	$10,803	$11,810
Interest expense, net of capitalized interest	170	317
Unit-based compensation expense	1,091	1,011
Depletion	7,999	8,251

Adjusted EBITDA	$20,063	$21,389

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Debt service fees and interest paid	($4)	($1,542)
Cash available for distribution	$20,059	$19,847

Limited Partner units outstanding	79,709	79,700

Cash available for distribution per limited partner unit	$0.25	$0.25

PV-10
PV-10 is the Company’s estimate of the present value of the future net revenues from proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.” The Company believes PV-10 to be an important measure for evaluating the relative significance of its oil and gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, the Company believes the use of a pre-tax measure is valuable for evaluating the Company. The Company believes that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and gas industry.
The following table reconciles PV-10 to the Company’s standardized measure of discounted future net cash flows, the most directly comparable measure calculated and presented in accordance with GAAP. PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

(in thousands)	31-Dec-14
PV-10	$549,111
Less income taxes:
Undiscounted future income taxes	($9,014)
10% discount factor	$13,139
Future discounted income taxes	$4,125

Standardized measure of discounted future net cash flows	$553,236

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.